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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197881

Prospectus Supplement
(To Prospectus dated August 14, 2014)

5,175,000 Shares

Common Stock

•
We are offering 5,175,000 shares of our common stock, par value $0.01 per share.

•
On April 26, 2017, the last sale price of our common stock as reported on NASDAQ was $15.95 per share.

•
Our common stock is listed on The NASDAQ Global Select Market, or "NASDAQ," under the symbol "BRKL."

Investing in our common stock involves risk. Please carefully consider the risks discussed in the "Risk Factors" section beginning on page S-8 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement before making a decision to invest in our common stock.

	Per Share	Total(1)
Public offering price	$14.50	$75,037,500
Underwriting discounts and commissions	$.6525	$3,376,687.50
Proceeds to us, before expenses	$13.8475	$71,660,812.50

(1)
Assumes no exercise of the underwriters' option to purchase additional shares described below. The underwriters will also be reimbursed for certain expenses incurred in connection with this offering. See "Underwriting" in this prospectus supplement.

The underwriters have the option to purchase up to an additional 776,250 shares of our common stock from us at the public offering price, less underwriting discounts and commissions, within 30 days after the date of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or "SEC," nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of our subsidiary banks, Brookline Bank, Bank Rhode Island and First Ipswich Bank, or any of our non-bank subsidiaries. These securities are not insured or guaranteed by the Federal Deposit Insurance Corporation, or "FDIC," or any other governmental agency.

The underwriters expect to deliver the shares of common stock to purchasers in book-entry form through the facilities of The Depository Trust Company against payment therefor in immediately available funds, on or about May 2, 2017.

Sole Book-Running Manager

Piper Jaffray

Co-Manager

Sandler O'Neill + Partners, L.P.

The date of this prospectus supplement is April 27, 2017.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying base prospectus to the terms "Brookline Bancorp," the "Company," "we," "our," and "us" refer to Brookline Bancorp, Inc. and our consolidated subsidiaries, and the "Banks" refers to Brookline Bank, First Ipswich Bank and Bank Rhode Island.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and certain other matters relating to us and our financial condition, and it adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, dated August 14, 2014, which provides more general information about us, our common stock and the other securities that we may offer from time to time, some of which may not apply to this offering. You should read carefully both this prospectus supplement and the accompanying base prospectus in their entirety, together with additional information described under the heading "Where You Can Find More Information," before investing in our common stock. Generally, when we refer to the "prospectus," we are referring to the base prospectus and this prospectus supplement.

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form S-3 (File No. 333-197881) that we filed with the SEC utilizing a "shelf" registration process for the immediate, continuous or delayed offer and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the shelf registration process, we may, from time to time, sell an indeterminate amount of the securities described in the accompanying base prospectus in one or more offerings.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement, the accompanying base prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide any different or inconsistent information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying base prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. You should not assume that the information appearing in this prospectus supplement, the accompanying base prospectus or the documents incorporated by reference into those documents is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We are offering to sell our common stock only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the accompanying base prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of our common stock and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement, the accompanying base prospectus and information incorporated by reference into this prospectus supplement that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These statements include, among others, statements regarding our intent, belief or expectations with respect to economic conditions, trends affecting our financial condition or results of operations, and our exposure to market, liquidity, interest-rate and credit risk. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond our control.

Forward-looking statements are based on the current assumptions underlying the statements and other information with respect to the beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions of management and the financial condition, results of operations, future performance and business are only expectations of future results. Although we believe that the expectations reflected in our forward-looking statements are reasonable, our actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors:

    •
    adverse conditions in the capital and debt markets;

    •
    changes in interest rates;

    •
    competitive pressures from other financial institutions;

    •
    the strength of the United States economy in general and the strength of the local markets in which we operate;

    •
    changes in the value of securities and other assets in our investment portfolio;

    •
    changes in loan and lease default and charge-off rates;

    •
    the adequacy of allowances for loan and lease losses;

    •
    changes deposit levels necessitating increased borrowing to fund loans and investments;

    •
    changes in government regulation;

    •
    the risk that goodwill and intangibles recorded in our financial statements will become impaired;

    •
    changes in assumptions used in making such forward-looking statements; and

S-iii

    •
    the other risks and uncertainties detailed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings that are incorporated by reference into the accompanying base prospectus.

Forward-looking statements speak only as of the date on which they are made. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement. Because this is a summary, it may not contain all of the information that is important to you in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying base prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in our common stock. You should pay special attention to the information contained under the caption entitled "Risk Factors" in this prospectus supplement and Item 1A., "Risk Factors," in our Annual Report on Form 10-K for the year ended December 31, 2016, to determine whether an investment in our common stock is appropriate for you.

Brookline Bancorp, Inc., a Delaware corporation, operates as a multi-bank holding company for Brookline Bank and its subsidiaries, Bank Rhode Island and its subsidiaries, First Ipswich Bank and its subsidiaries, and Brookline Securities Corp.

Brookline Bank operates 25 full-service banking offices in Brookline, Massachusetts, and the greater Boston metropolitan area. First Ipswich Bank operates six full-service banking offices on the North Shore of eastern Massachusetts and in the Boston metropolitan area. Bank Rhode Island operates 20 full-service banking offices in Providence County, Kent County and Washington County, Rhode Island.

As a commercially focused financial institution with 51 full-service banking offices throughout Greater Boston, the North Shore of Massachusetts, and Rhode Island, we, through the Banks, offer a wide range of commercial, business and retail banking services, including a full complement of cash management products, online banking services, consumer and residential loans and investment services designed to meet the financial needs of small- to mid-sized businesses and individuals throughout central New England. Specialty lending activities, including equipment financing, are focused primarily in the New York and New Jersey metropolitan area.

We are focused on growing our commercial lending businesses, both organically and through acquisitions. Our customer focus, multi-bank structure, and risk management are integral to our organic growth strategy and differentiate us from our competitors. As full-service financial institutions, the Banks and their subsidiaries focus their efforts on developing and deepening long-term banking relationships with well-qualified customers through a full complement of products and services, excellent customer service, and strong risk management. Our multi-bank structure retains the local-bank orientation while relieving local bank management of the responsibility for most back-office functions, which are consolidated at the holding company level. Branding and pricing remain largely local in order to better meet the needs of bank customers and further motivate the Banks' commercial, business and retail bankers.

Our address is 131 Clarendon Street, Boston, Massachusetts 02116, and the telephone number is (617) 425-4600. Our website address is www.brooklinebancorp.com. Information on our website is not incorporated by reference into this prospectus supplement and should not be considered part of this prospectus supplement. You can find additional information regarding Brookline Bancorp in our filings with the SEC referenced in the "Where You Can Find More Information" section of this prospectus supplement.

THE OFFERING

The following summary contains basic information about our common stock and this offering and is not complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, you should read the section of this prospectus supplement entitled "Description of Our Common Stock."

Issuer:	Brookline Bancorp, Inc., a Delaware corporation
Common Stock Offered:	5,175,000 shares of common stock, par value $0.01 per share (5,951,250 shares if the underwriters exercise their option to purchase additional shares in full)
Common Stock Outstanding After this Offering:

75,370,051 shares (76,146,301 shares if the underwriters exercise their option to purchase additional shares in full), based on 70,195,051 shares of common stock outstanding as of April 26, 2017, and excluding 197,345 shares subject to outstanding stock options having a weighted average exercise price of $10.18 per share, 476,854 shares of common stock subject to performance or service-based vesting restrictions and 168,099 unallocated ESOP shares

Public Offering Price Per Share:	$14.50
Net Proceeds (after expenses):	$71,235,812.50 (or $81,984,934.38 if the underwriters exercise their option to purchase additional shares in full)
Use of Proceeds:

We intend to use the net proceeds of this offering for general corporate purposes, including providing capital to support our growth organically or through strategic acquisitions, financing investments and capital expenditures. See "Use of Proceeds" in this prospectus supplement.

Risk Factors:

An investment in our common stock involves risks. You should carefully consider the information contained under "Risk Factors" in this prospectus supplement and the other information included or incorporated by reference into this prospectus supplement and the accompanying base prospectus for a discussion of factors you should consider before making an investment decision.

NASDAQ Global Select Market Symbol:	BRKL

SUMMARY HISTORICAL FINANCIAL DATA

The following tables set forth selected consolidated historical financial and other data for the periods ended and as of the dates indicated. The selected consolidated financial data presented below as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 is derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein. The financial data presented below as of December 31, 2014, 2013 and 2012 and for the years ended December 31, 2013 and 2012 has been derived from our audited consolidated financial statements for such periods that are not incorporated by reference herein.

This summary historical financial data should be read in conjunction with the information in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2016, and with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and accompanying base prospectus. Results from past periods are not necessarily indicative of results that may be expected for any future period.

	At or for the year ended December 31,
	2016	2015	2014	2013	2012
	(In Thousands, Except Per Share Data)
FINANCIAL CONDITION DATA
Total assets(*)	$6,438,129	$6,042,338	$5,800,948	$5,325,651	$5,147,450
Total loans and leases	5,398,864	4,995,540	4,822,607	4,362,465	4,175,712
Allowance for loan and lease losses	53,666	56,739	53,659	48,473	41,152
Investment securities held-to-maturity	87,120	93,757	500	500	500
Investment securities available-for-sale	523,634	513,201	550,761	492,428	481,323
Goodwill and identified intangible assets	146,023	148,523	151,434	154,777	159,400
Total deposits	4,611,076	4,306,018	3,958,106	3,835,006	3,616,259
Core deposits(1)	3,570,054	3,218,146	3,011,398	2,900,338	2,605,318
Certificates of deposit	1,041,022	1,087,872	946,708	934,668	1,010,941
Total borrowed funds	1,044,086	983,029	1,126,404	812,555	853,969
Stockholders' equity(*)	695,544	667,485	641,818	614,412	612,013
Tangible stockholders' equity(*)(**)	549,521	518,962	490,384	459,635	452,613
Nonperforming loans and leases(2)	40,077	19,333	13,714	16,501	22,246
Nonperforming assets(3)	41,476	20,676	15,170	18,079	23,737
EARNINGS DATA
Interest and dividend income	$239,648	$226,910	$218,482	$206,384	$213,200
Interest expense	35,984	32,545	29,414	30,166	35,832
Net interest income	203,664	194,365	189,068	176,218	177,368
Provision for credit losses	10,353	7,451	8,477	10,929	15,888
Non-interest income(*)	22,667	20,184	20,180	15,619	18,782
Non-interest expense(*)	130,362	125,377	129,160	122,442	119,858
Provision for income taxes(*)	30,392	29,353	26,286	20,664	22,523
Net income(*)	52,362	49,782	43,288	36,015	36,654
Operating earnings(**)	52,362	49,782	43,288	36,610	40,626
PER COMMON SHARE DATA
Earnings per share — Basic(*)	$0.74	$0.71	$0.62	$0.52	$0.53
Earnings per share — Diluted(*)	0.74	0.71	0.62	0.52	0.53
Dividends paid per common share	0.36	0.36	0.34	0.34	0.34
Book value per share (end of period)(*)	9.88	9.51	9.16	8.79	8.77
Tangible book value per share(*)(**)	7.81	7.39	7.00	6.58	6.49
Stock price (end of period)	16.40	11.50	10.03	9.55	8.50

	At or for the year ended December 31,
	2016	2015	2014	2013	2012
PERFORMANCE RATIOS
Net interest margin	3.44%	3.54%	3.61%	3.64%	3.85%
Return on average assets(*)	0.83%	0.85%	0.78%	0.70%	0.73%
Return on average tangible assets(*)(**)	0.85%	0.87%	0.80%	0.72%	0.76%
Return on average stockholders' equity(*)	7.59%	7.57%	6.86%	5.84%	6.04%
Return on average tangible stockholders' equity(*)(**)	9.66%	9.80%	9.06%	7.84%	8.28%
Dividend payout ratio(*)(**)	48.44%	50.15%	55.16%	66.20%	64.87%
Efficiency ratio(4)(*)	57.60%	58.44%	61.73%	63.83%	61.11%
GROWTH RATIOS
Total loan and lease growth(5)	8.07%	3.59%	10.55%	4.47%	53.47%
Total deposit growth(5)	7.08%	8.79%	3.21%	6.05%	60.56%
ASSET QUALITY RATIOS
Net loan and lease charge-offs as a percentage of average loans and leases	0.25%	0.09%	0.07%	0.08%	0.16%
Nonperforming loans and leases as a percentage of total loans and leases(2)	0.74%	0.39%	0.28%	0.38%	0.53%
Nonperforming assets as a percentage of total assets(3)(*)	0.64%	0.34%	0.26%	0.34%	0.46%
Total allowance for loan and lease losses as a percentage of total loans and leases	0.99%	1.14%	1.11%	1.11%	0.99%
Allowance for loan and lease losses related to originated loans and leases as a percentage of originated loans and leases(**)	1.03%	1.20%	1.20%	1.32%	1.32%
CAPITAL RATIOS
Stockholders' equity to total assets(*)	10.80%	11.05%	11.06%	11.54%	11.89%
Tangible equity ratio(*)(**)	8.73%	8.81%	8.68%	8.89%	9.07%
Tier 1 leverage capital ratio	9.16%	9.37%	9.01%	9.36%	9.44%
Common equity Tier 1 capital ratio(***)	10.48%	10.62%	N/A	N/A	N/A
Tier 1 risk-based capital ratio	10.79%	10.91%	10.55%	11.01%	10.85%
Total risk-based capital ratio	13.20%	13.54%	13.24%	12.15%	11.83%

(1)
Core deposits consist of demand checking, NOW, money market and savings accounts.
(2)
Nonperforming loans and leases consist of nonaccrual loans and leases.
(3)
Nonperforming assets consist of nonperforming loans and leases, other real estate owned and other repossessed assets.
(4)
The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income for the period.
(5)
Total growth is calculated by dividing the change in the balance during the period by the balance at the beginning of the period.
(*)
Previously reported amounts prior to January 1, 2015 have been restated to reflect a retrospective change in accounting principle for investments in qualified affordable housing projects, in accordance with ASU 2014-01. Refer to Note 10, "Other Assets" contained in our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016.
(**)
Refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operation — Non-GAAP Financial Measures and Reconciliation to GAAP" in our Annual Report on Form 10-K for the year ended December 31, 2016 for reconciliation of these non-GAAP measures.
(***)
Common equity Tier 1 capital ratio is calculated by dividing common equity Tier 1 capital by risk-weighted assets. The ratio was established as part of the implementation of Basel III, effective January 1, 2015.

RECENT DEVELOPMENTS

The following table sets forth selected consolidated historical financial and other data for the periods ended and as of the dates indicated. The financial data presented below as of December 31, 2016 is derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein. The financial data presented below as of March 31, 2017 and 2016 and for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016 has been derived from our unaudited consolidated financial statements for such periods that are not incorporated by reference herein and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Results from past periods are not necessarily indicative of results that may be expected for any future period.

	At and for the Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(In Thousands Except per Share Data)
Earnings Data:
Net interest income	$53,098	$51,854	$49,203
Provision for credit losses	13,402	3,215	2,378
Non-interest income	15,908	5,430	6,469
Non-interest expense	33,756	32,607	32,053
Income before provision for income taxes	21,848	21,462	21,241
Net income attributable for Brookline Bancorp, Inc.	13,445	13,279	12,812
Performance Ratios:
Net interest margin(1)	3.53%	3.40%	3.45%
Interest-rate spread(1)	3.29%	3.24%	3.26%
Return on average assets (annualized)	0.83%	0.83%	0.84%
Return on average stockholders' equity (annualized)	7.58%	7.59%	7.57%
Efficiency ratio(2)	48.92%	56.92%	57.57%
Per Common Share Data:
Net income — Basic	$0.19	$0.19	$0.18
Net income — Diluted	0.19	0.19	0.18
Cash dividends declared	0.09	0.09	0.09
Book value per share (end of period)	10.00	9.88	9.69
Balance Sheet:
Total assets	$6,497,721	$6,438,129	$6,181,030
Total loans and leases	5,461,779	5,398,864	5,130,445
Total deposits	4,651,903	4,611,076	4,393,456
Brookline Bancorp, Inc. stockholders' equity	703,873	695,544	680,417
Asset Quality:
Nonperforming assets	$47,349	$41,476	$32,470
Nonperforming assets as a percentage of total assets	0.73%	0.64%	0.53%
Allowance for loan and lease losses	$66,133	$53,666	$58,606
Allowance for loan and lease losses as a percentage of total loans and leases	1.21%	0.99%	1.14%
Net loan and lease charge-offs	$995	$8,337	$400
Net loan and lease charge-offs as a percentage of average loans and leases (annualized)	0.07%	0.62%	0.03%
Capital Ratios:
Stockholders' equity to total assets	10.83%	10.80%	11.01%

(1)
Calculated on a fully tax-equivalent basis
(2)
Calculated as non-interest expense as a percentage of net interest income plus non-interest income

The Company had net income of $13.4 million, or $0.19 per basic and diluted share, for the first quarter of 2017, compared to $12.8 million, or $0.18 per basic and diluted share, for the first quarter of 2016.

Total assets at March 31, 2017 increased $59.6 million to $6.50 billion from $6.44 billion at December 31, 2016, and increased $316.7 million from $6.18 billion at March 31, 2016. At March 31, 2017, total loans and leases were $5.46 billion, representing an increase of $62.9 million from December 31, 2016, and an increase of $331.3 million from March 31, 2016. During the first quarter of 2017, total loans and leases grew 4.7 percent on an annualized basis. Solid loan growth continued in the commercial real estate and commercial loan and lease portfolios, which increased $57.6 million during the first quarter of 2017, or 5.2 percent on an annualized basis.

Total deposits at March 31, 2017 increased $40.8 million to $4.65 billion from $4.61 billion at December 31, 2016 and increased $258.4 million from $4.39 billion at March 31, 2016. Core deposits, which consists of demand checking, NOW, savings, and money market accounts, decreased $8.8 million from December 31, 2016 and increased $276.0 million from March 31, 2016. The average cost of interest bearing deposits increased slightly to 56 basis points for the three months ended March 31, 2017 from 55 basis points for the three months ended December 31, 2016.

Net interest income increased $1.2 million to $53.1 million during the first quarter of 2017 from the quarter ended December 31, 2016. The net interest margin increased 13 basis points to 353 basis points for the three months ended March 31, 2017.

Non-interest income for the quarter ended March 31, 2017 increased $10.5 million to $15.9 million from $5.4 million for the quarter ended December 31, 2016.

The Company completed the sale of Community Bank System, Inc. (NYSE: CBU) stock which it acquired pursuant to the terms of the merger between CBU and Northeast Retirement Services, Inc. ("NRS"). The Company, through its wholly owned subsidiary, Brookline Securities Corp., owned 9,721 shares of NRS stock, and received $319.04 in cash and 14.876 shares of CBU common stock for each share of NRS stock it held. The Company realized a gain of $11.4 million on the NRS investment.

The Company recorded a provision for credit losses of $13.4 million for the quarter ended March 31, 2017, compared to $3.2 million for the quarter ended December 31, 2016. The increase in the provision for the quarter was driven primarily by $6.3 million in additional reserves on taxi medallion loans and a specific reserve of $4.2 million related to two commercial credits.

Taxi medallion loans totaled $30.6 million at March 31, 2017 with reserve coverage of $7.6 million or 24.7%.

Non-interest expense for the quarter ended March 31, 2017 increased $1.1 million to $33.8 million from $32.6 million for the quarter ended December 31, 2016. The increase was primarily driven by an increase of $0.1 million in compensation and employee benefits, an increase of $0.1 million in occupancy costs, an increase of $0.2 million in professional services, an increase of $0.2 million in FDIC insurance, and an increase of $0.6 million in other non-interest expense.

RISK FACTORS

An investment in our common stock involves a number of risks. This prospectus supplement does not describe all of those risks. Before you decide whether an investment in our common stock is suitable for you, you should carefully consider the risks described below relating to the offering as well as the risk factors concerning our business included in our Annual Report on Form 10-K for the year ended December 31, 2016, in addition to the other information in this prospectus supplement and the accompanying base prospectus, including our other filings which are incorporated by reference into this prospectus supplement and the accompanying base prospectus. See "Where You Can Find More Information" in this prospectus supplement and the accompanying base prospectus for discussions of these other filings. The prospectus is qualified in its entirety by those risk factors.

Risks Related to Our Company and Industry

We operate in a highly regulated industry, and laws and regulations, or changes in them, could limit or restrict our activities and could have a material adverse effect on our operations.

We and our banking subsidiaries are subject to regulation and supervision by the Board of Governors of the Federal Reserve System, or "FRB." Our banking subsidiaries are also subject to regulation and supervision by state banking regulators and the FRB. Federal and state laws and regulations govern numerous matters affecting us, including changes in the ownership or control of banks and bank holding companies, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against loans and restrictions on dividend payments. The FRB and the state banking regulators have the power to issue cease and desist orders to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the FRB possesses similar powers with respect to bank holding companies. These and other restrictions limit the manner in which we and our banking subsidiaries may conduct business and obtain financing.

As a highly regulated business, the laws, rules, regulations, and supervisory guidance and policies applicable to us are subject to regular modification and change. Changes to statutes, regulations, or regulatory policies, including changes in interpretation or implementation of statutes, regulations, or policies, or supervisory guidance could affect enforcement and other legal actions by federal or state authorities, including criminal and civil penalties, the loss of FDIC insurance, revocation of a banking charter, other sanctions by regulatory agencies, civil money penalties, and/or reputational damage, which could have a material adverse effect on our business, financial condition, and results of operations. See the "Supervision and Regulation" section of Item 1, "Business" in our Annual Report on Form 10-K for the year ended December 31, 2016.

We have become subject to new capital and liquidity standards that require banks and bank holding companies to maintain more and higher quality capital and greater liquidity than has historically been the case.

We are subject to new capital requirements, to be fully phased-in over the next several years, which force bank holding companies and their bank subsidiaries to maintain substantially higher levels of capital as a percentage of their assets, with a greater emphasis on common equity as opposed to other components of capital. The need to maintain more and higher quality capital, as well as greater liquidity, and generally increased regulatory scrutiny with respect to capital levels, may at some point limit our business activities, including lending, and our ability to expand. It could also result in our being required to take steps to increase our regulatory capital and may dilute stockholder value or limit our ability to pay dividends or otherwise return capital to our investors through stock repurchases. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we made a one-time, permanent election to continue to exclude accumulated other comprehensive income from capital.

We are subject to numerous laws designed to protect consumers, including the Community Reinvestment Act and fair lending laws, and failure to comply with these laws could lead to a wide variety of sanctions.

The Community Reinvestment Act, the Equal Credit Opportunity Act, the Fair Housing Act, and other fair lending laws and regulations impose community investment and nondiscriminatory lending requirements on financial institutions. The Consumer Financial Protection Bureau, the Department of Justice and other federal agencies are responsible for enforcing these laws and regulations. A successful regulatory challenge to an institution's performance under the Community Reinvestment Act, the Equal Credit Opportunity Act, the Fair Housing Act or other fair lending laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions, restrictions on expansion and restrictions on entering new business lines. Private parties may also have the ability to challenge an institution's performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on our business, financial condition and results of operations.

We face significant legal risks, both from regulatory investigations and proceedings and from private actions brought against us.

From time to time we are named as a defendant or are otherwise involved in various legal proceedings, including class actions and other litigation or disputes with third parties. There is no assurance that litigation with private parties will not increase in the future. Actions against us may result in judgments, settlements, fines, penalties or other results adverse to us, which could materially adversely affect our business, financial condition or results of operations, or cause serious reputational harm to us. As a participant in the financial services industry, it is possible that we could experience litigation related to our businesses and operations.

Our businesses and operations are also subject to increasing regulatory oversight and scrutiny, which may lead to additional regulatory investigations or enforcement actions. These and other initiatives from federal and state officials may subject us to further judgments, settlements, fines or penalties, or cause us to be required to restructure our operations and activities, all of which could lead to reputational issues, or higher operational costs, thereby reducing our revenue.

We may incur fines, penalties and other negative consequences from regulatory violations, possibly even inadvertent or unintentional violations.

The financial services industry is subject to intense scrutiny from bank supervisors in the examination process and aggressive enforcement of federal and state regulations, particularly with respect to mortgage-related practices and other consumer compliance matters, and compliance with anti-money laundering, Bank Secrecy Act and Office of Foreign Assets Control regulations, and economic sanctions against certain foreign countries and nationals. Enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. We maintain systems and procedures designed to ensure that we comply with applicable laws and regulations; however, some legal/regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there was in place at the time systems and procedures designed to ensure compliance. Failure to comply with these and other regulations, and supervisory expectations related thereto, may result in fines, penalties, lawsuits, regulatory sanctions, reputation damage, or restrictions on our business.

Our business may be adversely affected by conditions in the financial markets and by economic conditions generally.

Weakness in the U.S. economy may adversely affect our business. While in recent years there has been a gradual improvement in the U.S. economy, the outlook remains uncertain amid concerns about short- and long-term interest rates, debt and equity capital markets and financial market conditions generally. A deterioration of business and economic conditions could adversely affect the credit quality of our loans, results of operations and financial condition. Increases in loan delinquencies and default rates could adversely impact our loan charge-offs and provision for loan and lease losses. Deterioration or defaults made by issuers of the underlying collateral of our investment securities may cause additional credit-related other-than-temporary impairment charges to our income statement. Our ability to borrow from other financial institutions or to access the debt or equity capital markets on favorable terms or at all could be adversely affected by disruptions in the capital markets or other events, including actions by rating agencies and deteriorating investor expectations.

Deterioration in local economies or real estate market may adversely affect our business.

We primarily serve individuals and businesses located in the greater Boston metropolitan area, eastern Massachusetts, New York, New Jersey, and Rhode Island. Our success is largely dependent on the economic conditions, including employment levels, population growth, income levels, savings trends and government policies, in those market areas. Weaker economic conditions caused by recession, unemployment, inflation, a decline in real estate values or other factors beyond our control may adversely affect the ability of our borrowers to service their debt obligations, and could result in higher loan and lease losses and lower net income for us.

If our allowance for loan and lease losses is not sufficient to cover actual loan and lease losses, our earnings may decrease.

We are exposed to the risk that our borrowers may default on their obligations. A borrower's default on its obligations under one or more loans or leases may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and work-out of the loan or lease. In certain situations, where collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, we may have to write off the loan or lease in whole or in part. In such situations, we may acquire real estate or other assets, if any, that secure the loan or lease through foreclosure or other similar available remedies, and often the amount owed under the defaulted loan or lease exceeds the value of the assets acquired.

We periodically make a determination of an allowance for loan and lease losses based on available information, including, but not limited to, the quality of the loan and lease portfolio as indicated by loan risk ratings, economic conditions, the value of the underlying collateral and the level of nonaccruing and criticized loans and leases. Management relies on its loan officers and credit quality reviews, its experience and its evaluation of economic conditions, among other factors, in determining the amount of provision required for the allowance for loan and lease losses. Provisions to this allowance result in an expense for the period. If, as a result of general economic conditions, previously incorrect assumptions, or an increase in defaulted loans or leases, we determine that additional increases in the allowance for loan and lease losses are necessary, additional expenses will be incurred.

Determining the allowance for loan and lease losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and trends, all of which may undergo material changes. At any time, there are likely to be loans and/or leases in our portfolio that will result in losses but that have not been identified as nonperforming or potential problem credits. We cannot be sure that we will be able to identify deteriorating credits before they become nonperforming assets or that we will be able to limit losses on those loans and leases that are identified. We have in the past been, and in the future may be, required to increase our allowance for loan and lease losses for any of several reasons. State and federal regulators, in reviewing our loan and lease portfolio as part of a regulatory examination, may request that we increase the allowance for loan and lease losses. Changes in economic conditions or individual business or personal circumstances affecting borrowers, new information regarding existing loans and leases, identification of additional problem loans and leases and other factors, both within and outside of our control, may require an increase in the allowance for loan and lease losses. In addition, if charge-offs in future periods exceed the allowance for loan and lease losses, we will need additional increases in its allowance for loan and lease losses. Any increases in the allowance for loan and lease losses may result in a decrease in our net income and, possibly, our capital, and could have an adverse effect on our financial condition and results of operations.

Our loan and lease portfolios include commercial real estate mortgage loans and commercial loans and leases, which are generally riskier than other types of loans.

Our commercial real estate and commercial loan and lease portfolios comprised 81.8% of total loans and leases as of December 31, 2016. Commercial loans and leases generally carry larger balances and involve a higher risk of nonpayment or late payment than residential mortgage loans. Most of the commercial loans and leases are secured by borrower business assets such as accounts receivable, inventory, equipment and other fixed assets. Compared to real estate, these types of collateral are more difficult to monitor, harder to value, may depreciate more rapidly and may not be as readily saleable if repossessed. Repayment of commercial loans and leases is largely dependent on the business and financial condition of borrowers. Business cash flows are dependent on the demand for the products and services offered by the borrower's business. Such demand may be reduced when economic conditions are weak or when the products and services offered are viewed as less valuable than those offered by competitors. Because of the risks associated with commercial loans and leases, we may experience higher rates of default than if the portfolio were more heavily weighted toward residential mortgage loans. Higher rates of default could have an adverse effect on our financial condition and results of operations.

Environmental liability associated with our lending activities could result in losses.

In the course of business, we may acquire, through foreclosure, properties securing loans originated or purchased that are in default. Particularly in commercial real estate lending, there is a risk that material environmental violations could be discovered on these properties. In this event, we might be required to remedy these violations at the affected properties at our sole cost and expense. The cost of remedial action could substantially exceed the value of affected properties. We may not have adequate remedies against the prior owner or other responsible parties and could find it difficult or impossible to sell the affected properties. These events could have an adverse effect on our financial condition and results of operations.

Competition in the financial services industry could make it difficult for us to sustain adequate profitability.

We face significant competition for loans, leases and deposits from other banks and financial institutions both within and beyond our local marketplace. Many of our competitors have substantially greater resources and higher lending limits than we do and may offer products and services that we do not, or cannot, provide. There is also increased competition by out-of-market competitors through the internet. The ability of non-banking financial institutions to provide services previously limited to commercial banks has intensified competition. Because non-banking financial institutions are not subject to the same regulatory restrictions as banks and bank holding companies, they can often operate with greater flexibility and lower cost structures. Securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. This may significantly change the competitive environment in which we conduct our business. As a result of these various sources of competition, we could lose business to competitors or could be forced to price products and services on less advantageous terms to retain or attract clients, either of which would adversely affect our profitability.

Market changes may adversely affect demand for our services and impact results of operations.

Channels for servicing our customers are evolving rapidly, with less reliance on traditional branch facilities, more use of online and mobile banking, and increased demand for universal bankers and other relationship managers who can service multiples product lines. We compete with larger providers who are rapidly evolving their service channels and escalating the costs of evolving the service process. We have a process for evaluating the profitability of our branch system and other office and operational facilities. The identification of unprofitable operations and facilities can lead to restructuring charges and introduce the risk of disruptions to revenues and customer relationships.

Changes to interest rates could adversely affect our results of operations and financial condition.

Our consolidated results of operations depend, on a large part, on net interest income, which is the difference between (i) interest income on interest-earning assets, such as loans, leases and securities, and (ii) interest expense on interest-bearing liabilities, such as deposits and borrowed funds. As a result, our earnings and growth are significantly affected by interest rates, which are subject to the influence of economic conditions generally, both domestic and foreign, to events in the capital markets and also to the monetary and fiscal policies of the United States and its agencies, particularly the FRB. The nature and timing of any changes in such policies or general economic conditions and their effect on us cannot be controlled and are extremely difficult to predict. An increase in interest rates could also have a negative impact on our results of operations by reducing the ability of borrowers to repay their current loan obligations, which could not only result in increased loan defaults, foreclosures and charge-offs, but also necessitate further increases to our allowances for loan losses. A decrease in interest rates may trigger loan prepayments, which may serve to reduce net interest income if we are unable to lend those funds to other borrowers or invest the funds at the same or higher interest rates.

Our securities portfolio performance in difficult market conditions could have adverse effects on our results of operations.

Unrealized losses on investment securities result from changes in credit spreads and liquidity issues in the marketplace, along with changes in the credit profile of individual securities issuers. Under generally accepted accounting principles or "GAAP", we are required to review our investment portfolio periodically for the presence of other-than-temporary impairment of our securities, taking into consideration current market conditions, the extent and nature of changes in fair value, issuer rating changes and trends, volatility of earnings, current analysts' evaluations, our ability and intent to hold investments until a recovery of fair value, as well as other factors. Adverse developments with respect to one or more of the foregoing factors may require us to deem particular securities to be other-than-temporarily impaired, with the credit-related portion of the reduction in the value recognized as a charge to our earnings. Subsequent valuations, in light of factors prevailing at that time, may result in significant changes in the values of these securities in future periods. Any of these factors could require us to recognize further impairments in the value of our securities portfolio, which may have an adverse effect on our results of operations in future periods.

Potential downgrades of U.S. government securities by one or more of the credit ratings agencies could have a material adverse effect on our operations, earnings and financial condition.

A possible future downgrade of the sovereign credit ratings of the U.S. government and a decline in the perceived creditworthiness of U.S. government-related obligations could impact our ability to obtain funding that is collateralized by affected instruments, as well as affect the pricing of that funding when it is available. A downgrade may also adversely affect the market value of such instruments. We cannot predict if, when or how any changes to the credit ratings or perceived creditworthiness of these organizations will affect economic conditions. Such ratings actions could result in a significant adverse impact on us. Among other things, a downgrade in the U.S. government's credit rating could adversely impact the value of our securities portfolio and may trigger requirements that the Company post additional collateral for trades relative to these securities. A downgrade of the sovereign credit ratings of the U.S. government or the credit ratings of related institutions, agencies or instruments would significantly exacerbate the other risks to which we are subject and any related adverse effects on the business, financial condition and results of operations.

Wholesale funding sources may prove insufficient to replace deposits at maturity and support our operations and future growth.

We and our banking subsidiaries must maintain sufficient funds to respond to the needs of depositors and borrowers. To manage liquidity, we draw upon a number of funding sources in addition to core deposits and repayments and maturities of loans and investments. These sources include Federal Home Loan Bank advances, proceeds from the sale of investments and loans, and liquidity resources at the holding company. Our ability to manage liquidity will be severely constrained if we are unable to maintain access to funding or if adequate financing is not available to accommodate future growth at acceptable costs. In addition, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, operating margins and profitability would be adversely affected. Turbulence in the capital and credit markets may adversely affect our liquidity and financial condition and the willingness of certain counterparties and customers to do business with us.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty and other relationships. We have exposure to many different counterparties, and we routinely execute transactions with counterparties in the financial industry, including brokers and dealers, other commercial banks, investment banks, mutual and hedge funds, and other financial institutions. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, could lead to market-wide liquidity problems and losses or defaults by us or by other institutions and organizations. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be liquidated or is liquidated at prices not sufficient to recover the full amount of the financial instrument exposure due to us. There is no assurance that any such losses would not materially and adversely affect our results of operations.

Loss of deposits or a change in deposit mix could increase our cost of funding.

Deposits are a low cost and stable source of funding. We compete with banks and other financial institutions for deposits. Funding costs may increase if we lose deposits and are forced to replace them with more expensive sources of funding, if clients shift their deposits into higher cost products or if we need to raise interest rates to avoid losing deposits. Higher funding costs reduce our net interest margin, net interest income and net income.

Damage to our reputation could significantly harm our business, including our competitive position and business prospects.

We are dependent on our reputation within our market area, as a trusted and responsible financial company, for all aspects of our relationships with customers, employees, vendors, third-party service providers, and others, with whom we conduct business or potential future business. Our ability to attract and retain customers and employees could be adversely affected if our reputation is damaged. Our actual or perceived failure to address various issues could give rise to reputational risk that could cause harm to us and our business prospects. These issues also include, but are not limited to: legal and regulatory requirements; properly maintaining customer and employee personal information; record keeping; money-laundering; sales and trading practices; ethical issues; appropriately addressing potential conflicts of interest; and the proper identification of the legal, reputational, credit, liquidity and market risks inherent in our products. Failure to appropriately address any of these issues could also give rise to additional regulatory restrictions and legal risks, which could, among other consequences, increase the size and number of litigation claims and damages asserted or subject us to enforcement actions, fines and penalties and incur related costs and expenses.

Our ability to service our debt and pay dividends is dependent on capital distributions from our subsidiary banks, and these distributions are subject to regulatory limits and other restrictions.

We are a legal entity that is separate and distinct from the Banks. Our revenue (on a parent company only basis) is derived primarily from dividends paid to us by the Banks. Our right, and consequently the right of our stockholders, to participate in any distribution of the assets or earnings of the Banks through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of the Banks (including depositors), except to the extent that certain claims of ours in a creditor capacity may be recognized. It is possible, depending upon the financial condition of our subsidiary banks and other factors, that applicable regulatory authorities could assert that payment of dividends or other payments is an unsafe or unsound practice. If one or more of our subsidiary banks is unable to pay dividends to us, we may not be able to service our debt or pay dividends on our common stock. Further, as a result of the capital conservation buffer requirement of the joint final rule implementing the Basel III capital standards and establishing the minimum capital levels required under the Dodd-Frank Act, our ability to pay dividends on our common stock or service our debt could be restricted if we do not maintain a capital conservation buffer. A reduction or elimination of dividends could adversely affect the market price of our common stock and would adversely affect our business, financial condition, results of operations and prospects.

To the extent that we acquire other companies, our business may be negatively impacted by certain risks inherent with such acquisitions.

We have acquired and will continue to consider the acquisition of other financial services companies. To the extent that we acquire other companies in the future, our business may be negatively impacted by certain risks inherent with such acquisitions. Some of these risks include the following:

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    the risk that the acquired business will not perform in accordance with management's expectations;

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    the risk that difficulties will arise in connection with the integration of the operations of the acquired business with the operations of our businesses;

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    the risk that management will divert its attention from other aspects of our business;

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    the risk that we may lose key employees of the combined business; and

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    the risks associated with entering into geographic and product markets in which we have limited or no direct prior experience.

We may be required to write down goodwill and other acquisition-related identifiable intangible assets.

When we acquire a business, a portion of the purchase price of the acquisition may be allocated to goodwill and other identifiable intangible assets. The excess of the purchase price over the fair value of the net identifiable tangible and intangible assets acquired determines the amount of the purchase price that is allocated to goodwill acquired. As of December 31, 2016, goodwill and other identifiable intangible assets were $146.0 million. Under current accounting guidance, if we determine that goodwill or intangible assets are impaired, we would be required to write down the value of these assets. We conduct an annual review to determine whether goodwill and other identifiable intangible assets are impaired. We conduct a quarterly review for indicators of impairment of goodwill and other identifiable intangible assets. The Company's management recently completed these reviews and concluded that no impairment charge was necessary for the year ended December 31, 2016. We cannot provide assurance whether we will be required to take an impairment charge in the future. Any impairment charge would have a negative effect on stockholders' equity and financial results and may cause a decline in our stock price.

We face continuing and growing security risks to our information base, including the information we maintain relating to our customers.

In the ordinary course of business, we rely on electronic communications and information systems to conduct our business and to store sensitive data, including financial information regarding customers. Our electronic communications and information systems infrastructure could be susceptible to cyberattacks, hacking, identity theft or terrorist activity. We have implemented and regularly review and update extensive systems of internal controls and procedures as well as corporate governance policies and procedures intended to protect our business operations, including the security and privacy of all confidential customer information. In addition, we rely on the services of a variety of vendors to meet our data processing and communication needs. No matter how well designed or implemented our controls are, we cannot guarantee that our business operations are protected from every type of problem in every situation. A failure or circumvention of these controls could have a material adverse effect on our business operations and financial condition.

We regularly assess and test our security systems and disaster preparedness, including back-up systems, but the risks are substantially escalating. As a result, cybersecurity and the continued enhancement of our controls and processes to protect our systems, data and networks from attacks, unauthorized access or significant damage remain a priority. Accordingly, we may be required to expend additional resources to enhance our protective measures or to investigate and remediate any information security vulnerabilities or exposures. Any breach of our system security could result in disruption of our operations, unauthorized access to confidential customer information, significant regulatory costs, litigation exposure and other possible damages, loss or liability. Such costs or losses could exceed the amount of available insurance coverage, if any, and would adversely affect our earnings. Also, any failure to prevent a security breach or to quickly and effectively deal with such a breach could negatively impact customer confidence, damaging our reputation and undermining our ability to attract and keep customers.

We may not be able to successfully implement future information technology system enhancements, which could adversely affect our business operations and profitability.

We invest significant resources in information technology system enhancements in order to provide functionality and security at an appropriate level. We may not be able to successfully implement and integrate future system enhancements, which could adversely impact the ability to provide timely and accurate financial information in compliance with legal and regulatory requirements, which could result in sanctions from regulatory authorities. Such sanctions could include fines and suspension of trading in our stock, among others. In addition, future system enhancements could have higher than expected costs and/or result in operating inefficiencies, which could increase the costs associated with the implementation as well as ongoing operations.

Failure to properly utilize system enhancements that are implemented in the future could result in charges that adversely impact our financial condition and results of operations and could result in significant costs to remediate or replace the defective components. In addition, we may incur significant training, licensing, maintenance, consulting and amortization expenses during and after systems implementations, and any such costs may continue for an extended period of time.

We rely on other companies to provide key components of our business infrastructure.

Third party vendors provide key components of our business infrastructure such as internet connections, network access and core application processing. While we have selected these third party vendors carefully, we do not control their actions. Any problems caused by these third parties, including as a result of their not providing us their services for any reason or performing their services poorly, could adversely affect our ability to deliver products and services to our customers or otherwise conduct our business efficiently and effectively. Replacing these third party vendors could also entail significant delay and expense.

Our internal controls, procedures and policies may fail or be circumvented.

Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well-designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of the controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

If our risk management framework does not effectively identify or mitigate our risks, we could suffer losses.

Our risk management framework seeks to mitigate risk and appropriately balance risk and return. We have established processes and procedures intended to identify, measure, monitor and report the types of risk to which we are subject, including credit risk, operations risk, compliance risk, reputation risk, strategic risk, market risk, and liquidity risk. We seek to monitor and control our risk exposure through a framework of policies, procedures and reporting requirements. Management of our risks in some cases depends upon the use of analytical and/or forecasting models. If the models used to mitigate these risks are inadequate, we may incur losses. In addition, there may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. If our risk management framework does not effectively identify or mitigate our risks, we could suffer unexpected losses and could be materially adversely affected.

We may be unable to attract and retain qualified key employees, which could adversely affect our business prospects, including our competitive position and results of operations.

Our success is dependent upon our ability to attract and retain highly skilled individuals. There is significant competition for those individuals with the experience and skills required to conduct many of our business activities. We may not be able to hire or retain the key personnel that we depend upon for success. The unexpected loss of services of one or more of these or other key personnel could have a material adverse impact on our business because of their skills, knowledge of the markets in which we operate, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

Our financial statements are based in part on assumptions and estimates, which, if wrong, could cause unexpected losses in the future.

Pursuant to accounting principles generally accepted in the U.S., we are required to use certain assumptions and estimates in preparing our financial statements, including in determining loan loss and litigation reserves, goodwill impairment and the fair value of certain assets and liabilities, among other items. If assumptions or estimates underlying our financial statements are incorrect, we may experience material losses. See the "Critical Accounting Policies" section in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2016.

Changes in generally accepted accounting principles can be difficult to predict and can materially impact how we record and report our financial condition and results of operations.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time, the Financial Accounting Standards Board changes the financial accounting and reporting principles that govern the preparation of our financial statements. These changes can be hard to anticipate and implement, and can materially impact how we record and report our financial condition and results of operations.

Differences in interpretation of tax laws and regulations and any potential resulting litigation may adversely impact our financial statements.

Local, state or federal tax authorities may interpret tax laws and regulations differently than we do and challenge tax positions that we have taken on tax returns. This may result in differences in the treatment of revenues, deductions, credits and/or differences in the timing of these items. The differences in treatment may result in payment of additional taxes, interest or penalties that could have a material adverse effect on our results.

Anti-takeover provisions could negatively impact our stockholders.

Provisions of Delaware law and provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us, even if an acquisition might be in the best interest of our stockholders.

Risks Related to Our Common Stock and this Offering

The price of our common stock is volatile and may decline.

The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

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    actual or anticipated fluctuations in our operating results, financial condition or quality of our assets;

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    changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other financial institutions;

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    failure to meet analysts' revenue or earnings estimates;

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    changes in expectations as to our future financial performance;

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    speculation in the press or investment community;

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    strategic actions by us or our competitors, such as acquisitions or restructurings;

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    announcements of innovations, new products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

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    future sales of our equity or equity-related securities;

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    actions by institutional stockholders;

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    fluctuations in the stock price and operating results of our competitors;

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    proposed or adopted regulatory changes or developments, including changes in accounting policies;

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    proposed or adopted changes or developments in tax policies or rates;

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    anticipated or pending investigations, proceedings or litigation that involve or affect us;

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    changes in global financial markets and global economies and general market conditions, such as interest rates, stock, commodity or real estate valuations or volatility; or

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    domestic and international economic factors unrelated to our performance.

A significant decline in our stock price could result in substantial losses for individual stockholders.

Management and our board of directors have significant discretion over the investment of the offering proceeds and may not be able to achieve acceptable returns on the proceeds from the offering.

Our board of directors and management will have discretion in the investment of the capital raised in this offering. We intend to use the net proceeds from this offering for general corporate purposes, including providing capital to support our growth organically or through strategic acquisitions, financing investments and capital expenditures, repaying existing indebtedness and for investments in the Banks as regulatory capital. We will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of these applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds on a long-term basis, and we cannot predict how long we will need to deploy the proceeds effectively. Investing the offering proceeds in securities until we are able to deploy the proceeds will provide lower margins than we generally earn on loans, potentially adversely affecting stockholder returns, including earnings per share, return on assets and return on equity.

Holders of our subordinated notes and junior subordinated debentures have rights that are senior to those of our common stockholders.

We have supported a portion of our growth through the issuance of subordinated notes. Also, in connection with our acquisitions of other financial institutions, we assumed trust preferred securities from special purpose trusts and accompanying junior subordinated debentures issued by those institutions. At December 31, 2016, we had aggregate principal amount of $73.7 million in subordinated notes and aggregate principal amount of $9.4 million in junior subordinated debentures outstanding. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by us. Further, the subordinated notes issued by us to investors and the junior subordinated debentures issued to the trusts are senior to our shares of common stock. As a result, we must make payments on the subordinated notes and the junior subordinated debentures before any dividends can be paid on our common stock. In addition, in the event of our bankruptcy, dissolution or liquidation, the holders of the subordinated notes and junior subordinated debentures must be satisfied before any distributions can be made on our common stock.

We may borrow funds or issue additional debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, preferred stock, common stock or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive a distribution of our available assets before distributions to the holders of our common stock. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate with certainty the amount, timing or nature of our future offerings and debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. In addition, the borrowing of funds or issuance of debt would increase our leverage and decrease our liquidity, and the issuance of additional equity securities would dilute the interests of our existing stockholders.

Securities issued by us, including our common stock, are not FDIC insured.

Securities issued by us, including our common stock, are not savings or deposit accounts or other obligations of any bank and are not insured by the FDIC, the Massachusetts Depositors Insurance Fund (Brookline Bank's excess deposit insurer) or any other governmental agency or instrumentality, or any private insurer, and are subject to investment risk, including the possible loss of principal.

You may not receive dividends on the common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets and the availability of those shares for sale could adversely affect the market price of our common stock. In addition, future issuances of equity securities, including pursuant to outstanding options, could dilute the interests of our existing stockholders and could cause the market price of our common stock to decline. We may issue such additional equity or convertible securities to raise additional capital. Depending on the amount offered and the levels at which we offer the stock, issuances of common or preferred stock could be substantially dilutive to stockholders of our common stock. Moreover, to the extent that we issue restricted stock, phantom shares, stock appreciation rights, options or warrants to purchase our common stock in the future and those stock appreciation rights, options or warrants are exercised or as shares of the restricted stock vest, our stockholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. We cannot predict with certainty the effect that future sales of our common stock would have on the market price of our common stock.

Future capital offerings may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources or, if our or our banking subsidiaries' capital ratios fall below required minimums, we could be forced to raise additional capital by making additional offerings of debt, common or preferred stock, trust preferred securities, and senior or subordinated notes. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Moreover, we cannot assure you that such capital will be available to us on acceptable terms or at all. Our inability to raise sufficient additional capital on acceptable terms when needed could adversely affect our businesses, financial condition and results of operations.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses, will be approximately $71.2 million, or approximately $82.0 million if the underwriters exercise their option to purchase additional shares in full. We intend to use the net proceeds of this offering for general corporate purposes, including providing capital to support our growth organically or through strategic acquisitions, financing investments and capital expenditures. We currently have no definitive agreements or arrangements regarding any future acquisitions.

Our management will have broad discretion in the use of the net proceeds from the sale of common stock. Pending the use of the net proceeds of this offering as described above, we may invest such proceeds in highly liquid, short-term securities or in deposit accounts at the Banks.

 CAPITALIZATION

The following table sets forth our capitalization, including our regulatory capital ratios, on a consolidated basis, as of December 31, 2016, on an actual basis and an as-adjusted basis, after giving effect to the sale of 5,175,000 shares of our common stock (assuming the underwriters do not exercise their option to purchase additional shares) in this offering at a public offering price of $14.50 per share, after deducting underwriting discounts and estimated expenses. You should read this table in conjunction with our consolidated financial statements and the notes thereto included in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	At December 31, 2016
	Actual	As Adjusted
	(Dollars in Thousands, Except Share Data)
Long-term debt:
Subordinated debentures and notes:	$83,105	$83,105

Total long-term debt	83,105	83,105

Short-term debt:
Advances from Federal Home Loan Bank of Boston	910,774	910,774
Other borrowed funds	50,207	50,207

Total short-term debt	960,981	960,981

Stockholders' equity:
Common stock, $0.01 par value; 200,000,000 shares authorized; 75,744,445 shares issued(1)	757	809
Additional paid-in capital	616,734	687,918
Retained earnings, partially restricted	136,671	136,671
Accumulated other comprehensive loss	(3,818)	(3,818)
Treasury stock, at cost; 4,707,096 shares and 4,861,554 shares, respectively	(53,837)	(53,837)
Unallocated common stock held by Employee Stock Ownership Plan; 176,688 shares and 213,066 shares, respectively	(963)	(963)

Total Brookline Bancorp, Inc. stockholders' equity	695,544	766,780

Noncontrolling interest in subsidiary	7,205	7,205

Total stockholders' equity	702,749	773,985

Total capitalization, including short-term debt	$1,746,835	$1,818,071

Per Common Stock
Common book value per share	$9.88	10.15
Tangible common book value per share(*)	7.81	8.22
Capital Ratios:
Stockholders' equity to total assets	10.80%	11.78%
Tangible equity ratio(*)	8.73%	9.76%
Tier 1 leverage capital ratio	9.16%	10.18%
Common equity Tier 1 capital ratio(**)	10.48%	11.82%
Tier 1 risk-based capital ratio	10.79%	12.12%
Total risk-based capital ratio	13.20%	14.53%

(1)
The number of outstanding shares as adjusted is based on actual shares outstanding as of December 31, 2016, assumes that 5,175,000 shares are sold in the offering and that the underwriters do not exercise their purchase option, and excludes 197,345 shares subject to outstanding stock options with a weighted average exercise price of $10.18, 476,854 shares subject to performance- and service-based vesting restrictions and 168,099 unallocated ESOP shares.

(*)
Refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operation — Non-GAAP Financial Measures and Reconciliation to GAAP" in our Annual Report on Form 10-K for the year ended December 31, 2016 for reconciliation of these non-GAAP measures.

(**)
Common equity tier 1 capital ratio is calculated by dividing common equity Tier 1 capital by risk-weighted assets. The ratio was established as part of the implementation of Basel III, effective January 1, 2015.

 MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on NASDAQ under the ticker symbol "BRKL." The following table sets forth the high and low sales prices for our common stock for each quarterly period for the two most recent years and the first quarter of 2017, all as reported on NASDAQ. The table also sets forth cash dividends declared per share in each of these periods.

	High	Low	Dividends Declared
2017
1st Quarter	$17.45	$14.05	$0.090
2nd Quarter (through April 26, 2017)	16.05	14.50	—
2016
1st Quarter	$11.62	$9.91	$0.090
2nd Quarter	11.79	10.39	0.090
3rd Quarter	12.23	10.60	0.090
4th Quarter	16.72	11.96	0.090
2015
1st Quarter	$10.15	$9.21	$0.085
2nd Quarter	11.64	9.99	0.090
3rd Quarter	11.77	10.04	0.090
4th Quarter	11.97	9.86	0.090

On April 26, 2017, we had approximately 1,783 stockholders of record and the closing sales price of our common stock was $15.95. The actual number of stockholders is greater, as beneficial owners' shares held in "street name" by brokers and other nominees are not reflected in this number.

While we have paid dividends on our common stock for the past 71 consecutive quarters, the timing and amount of future dividends, if any, will be determined at the discretion of our Board of Directors. Funds for the payment of cash dividends are obtained from dividends received by us from the Banks. Accordingly, our declaration and payment of cash dividends depends upon the Banks' earnings, financial condition, general economic conditions, compliance with regulatory requirements and other factors. Restrictions on the Banks' ability to transfer funds to the Company in the form of cash dividends exist under federal and state law and regulations. For a discussion of these restrictions, please see Note 18, "Stockholders' Equity," in the Notes to Consolidated Financial Statements in Item 8, "Financial Statements and Supplementary Data," in our Annual Report on Form 10-K for the year ended December 31, 2016. These restrictions do not, and are not expected in the future to, materially limit our ability to pay dividends to stockholders in an amount consistent with our history of dividend payments.

 DESCRIPTION OF OUR COMMON STOCK

Please refer to "Description of Common Stock" in the accompanying base prospectus for a summary of the material terms and provisions of the common stock being offered hereby. This summary includes information relating to the following: dividend and voting rights, liquidation, no preemptive or redemption rights, provisions affecting a potential change in control of the Company and other provisions of our certificate of incorporation, our bylaws and federal and state laws affecting our stockholders.

We are authorized to issue 200,000,000 shares of common stock, par value $0.01 per share. As of April 26, 2017, there were 70,195,051 shares of our common stock outstanding. As of that date, there were also 197,345 shares of common stock subject to outstanding stock options having a weighted average exercise price of $10.18 per share, 476,854 shares of common stock subject to performance- or service-based vesting restrictions and 168,099 unallocated ESOP shares, which are not considered outstanding. At April 26, 2017, an aggregate of approximately 1,355,680 shares of our common stock were reserved for grant, award or issuance under our employee benefit plans.

American Stock Transfer & Trust Company serves as the registrar and transfer agent of our common stock.

UNDERWRITING

We have entered into an underwriting agreement with Piper Jaffray & Co., as representatives of the underwriters named below, with respect to the shares of our common stock that we are offering hereby. Subject to certain conditions, the underwriters have agreed to purchase from us the number of shares of our common stock set forth opposite its name below at the public offering price set forth on the cover page of this prospectus supplement.

Underwriters	Number of Shares
Piper Jaffray & Co.	4,140,000
Sandler O'Neill & Partners, L.P.	1,035,000
Total	5,175,000

The underwriting agreement provides that the obligations of the underwriters are several and not joint, are subject to certain conditions precedent and that the underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than shares covered by the underwriters' option to purchase additional shares described below. In the event of a default by any underwriter, the underwriting agreement provides that, in certain circumstances, non-defaulting underwriters may increase their purchase commitments, or the underwriting agreement may be terminated.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel to the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Purchase Option

We have granted the underwriters an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of 776,250 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement. We will be obligated to sell these shares of common stock to the underwriters to the extent the purchase option is exercised.

Underwriting Discount

The underwriters propose to initially offer shares of our common stock directly to the public at the price set forth on the cover page of this prospectus supplement. If all of the shares of our common stock are not sold at the public offering price, the representatives of the underwriters may change the public offering price and the other selling terms.

The following table shows the public offering price, underwriting discount and proceeds to us, before expenses, on both a per share and aggregate basis. The aggregate amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$14.50	$75,037,500	$86,293,125
Underwriting discount and commissions	$.6525	$3,376,687.50	$3,883,190.63
Proceeds to us, before expenses	$13.8475	$71,660,812.50	$82,409,934.38

We have agreed to reimburse the underwriters for certain expenses incurred by them in connection with the offering, including fees and expenses or underwriters' counsel, up to a maximum of $150,000. We estimate that our total offering expenses, excluding the underwriting discount, will be approximately $425,000.

Indemnity

We have agreed to indemnify the underwriters and persons who control the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Lock-Up Agreements

We, and each of our named executive officers and directors, have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 90 days after the date of this prospectus supplement, without the prior written consent of the representative, not to:

    •
    offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, hypothecate, establish an open "put equivalent position" within the meaning of Exchange Act Rule 16a-1(h), or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, whether the common stock is owned on the date of this prospectus supplement or acquired after the date of this prospectus supplement, or file or cause to be filed any registration statement relating to any of the restricted activities; or

    •
    enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether the swap, hedge or transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise.

These restrictions are expressly agreed to in order to preclude us, and our named executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of our common stock or other securities, in cash or otherwise. These restrictions are also subject to customary exceptions.

The representative may, in its sole discretion and at any time and from time to time, without notice, release all or any portion of the shares of our common stock and other securities that are restricted by these agreements from the restrictions listed above.

Stabilization Transactions

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, including stabilizing transactions, short sales and purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or impeding a decline in the market price of our common stock while this offering is in progress. These transactions may include the sale by the underwriters of more shares than they are obligated to purchase under the underwriting agreement, creating a short position that may be either a covered short position or a naked short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares described above. The underwriters can close out a covered short sale by exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares described above. The underwriters also may sell shares in excess of their option to purchase additional shares, creating a naked short position to the extent of the excess. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

These transactions may have the effect of raising or maintaining the market price of the shares of our common stock or preventing or impeding a decline in the market price of the shares of our common stock. As a result, the price of the shares of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of our common stock. These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without notice.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on The NASDAQ Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Prospectus Delivery

A prospectus supplement in electronic format may be made available by e-mail or on the websites maintained by the underwriters. In connection with this offering, the underwriters or certain securities dealers may distribute prospectuses electronically. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate shares of our common stock for sale to online brokerage account holders. Any such allocation of online distributions will be made by the underwriters on the same basis as other allocations. Other than this prospectus supplement in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriters or syndicate member is not part of this prospectus supplement, has not been approved and/or endorsed by the underwriters or us and should not be relied upon by investors.

Notice to Investors

Selling Restrictions

The underwriters have represented and agreed that they have not and will not offer, sell, or deliver the shares of common stock, directly or indirectly, or distribute this prospectus supplement or the attached base prospectus or any other offering material relating to the shares of common stock, in any jurisdiction except under circumstances that will result in compliance with applicable laws and regulations and that will not impose any obligations on us except as set forth in the underwriting agreement.

United Kingdom

Each of the underwriters has represented and agreed that:

    •
    it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended (the "FSMA"), except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Conduct Authority;

    •
    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received in connection with this offering in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

    •
    it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Other Considerations

We expect that delivery of the shares of our common stock will be made to the purchasers against payment therefor on or about May 2, 2017, which will be the third business day following the date of pricing of the shares of common stock (such settlement being referred to as "T+3"). Under Rule 15c6-1 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

The underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financial services to us, for which they have in the past received, and may in the future receive, customary fees and reimbursement for their expenses.

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Luse Gorman, PC, Washington, D.C.

EXPERTS

The consolidated financial statements of Brookline Bancorp as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, and the effectiveness of Brookline Bancorp's internal control over financial reporting as of December 31, 2016, have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2016, and incorporated in this prospectus supplement by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information that we file with the SEC can also be found on our website, www.brooklinebancorp.com, at the "SEC Filings" link under the "Investor Relations" tab. The information on, or that can be accessed through, our website is not a part of this document.

The SEC's rules allow us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information incorporated by reference over different information included in this prospectus supplement.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information contained in such filings that is deemed "furnished" to, or is otherwise not deemed "filed" with, the SEC in accordance with SEC rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including related exhibits), until the termination of this offering:

    •
    Our Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 1, 2017;

    •
    The information contained in our Definitive Proxy Statement on Schedule 14A filed on March 24, 2017, and specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 1, 2017;

    •
    Our Current Report on Form 8-K filed on April 26, 2017; and

    •
    The description of our common stock contained under the caption "Description of Capital Stock of Brookline Bancorp, Inc. Following the Conversion" found in our Prospectus dated as of May 14, 2002, filed as part of our Registration Statement on Form S-1 (Registration No. 333-85980) on April 10, 2002, as amended on May 14, 2002 and any amendments or reports filed for the purpose of updating such description.

You may request a copy of any of the documents incorporated by reference into this prospectus supplement or the accompanying base prospectus (other than a copy of an exhibit to a filing, unless that exhibit is specifically incorporated by reference in the filing), at no cost, by writing or telephoning us at the following address and telephone number:

Brookline Bancorp, Inc.
131 Clarendon Street
Boston, Massachusetts 02116
Attn: Corporate Secretary
(617) 425-4600

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone else to provide you with additional or different information.

PROSPECTUS

$200,000,000

Brookline Bancorp, Inc.

Common Stock
Preferred Stock
Senior Debt Securities
Subordinated Debt Securities
Warrants
Depositary Shares
Stock Purchase Contracts
Units

        We may offer and sell from time to time, separately or together, in multiple series or in one or more offerings, any combination of common stock, preferred stock, debt securities, warrants, depositary shares, stock purchase contracts and units, up to a maximum aggregate offering price of $200,000,000.

        We may offer to sell these securities on a continuous or delayed basis, through agents, dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus.

        This prospectus provides you with a general description of the securities that we may offer and sell from time to time. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the securities and sale and may add to or update the information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

        Our common stock is traded on the NASDAQ Global Select Market, or "NASDAQ," under the trading symbol "BRKL." The last reported sale price of the common stock on August 1, 2014 was $9.00 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, or included in any inter-dealer quotation or over-the-counter market. If we decide to seek the listing or inclusion of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on or in which the securities will be listed or included.

        Investing in our securities involves risks. See "Risk Factors" on page 4.

        The offered securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is August 14, 2014.

i

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus, in any related prospectus and in information incorporated by reference into this prospectus and any related prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These statements include, among others, statements regarding our intent, belief or expectations with respect to economic conditions, trends affecting our financial condition or results of operations, and our exposure to market, liquidity, interest-rate and credit risk. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond our control.

        Forward-looking statements are based on the current assumptions underlying the statements and other information with respect to the beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions of management and the financial condition, results of operations, future performance and business are only expectations of future results. Although we believe that the expectations reflected in our forward-looking statements are reasonable, our actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, adverse conditions in the capital and debt markets; changes in interest rates; competitive pressures from other financial institutions; the effects of continued weakness in general economic conditions on a national basis or in the local markets in which we operate, including changes which adversely affect borrowers' ability to service and repay their loans and leases; changes in the value of securities and other assets in our investment portfolio; changes in loan and lease default and charge-off rates; the adequacy of allowances for loan and lease losses; deposit levels necessitating increased borrowing to fund loans and investments; changes in government regulation; the risk that goodwill and intangibles recorded in our financial statements will become impaired; and changes in assumptions used in making such forward-looking statements, as well as the other risks and uncertainties detailed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings that are incorporated herein by reference. Forward-looking statements speak only as of the date on which they are made. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

 PROSPECTUS SUMMARY

About This Prospectus

        This prospectus is part of a "shelf" registration statement that we have filed under the Securities Act of 1933, as amended, or the "Securities Act," with the Securities and Exchange Commission, or the "SEC." Under this shelf registration statement, we may sell, from time to time, any combination of the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering and include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        As used in this prospectus, the terms "Brookline Bancorp," the "Company," "we," "our," and "us" refer to Brookline Bancorp, Inc. and our consolidated subsidiaries, unless the context indicates otherwise; the "Banks" refers to Brookline Bank, First Ipswich Bank and Bank Rhode Island. This prospectus includes our trademarks and other trade names identified herein. All other trademarks and trade names appearing in this prospectus are the property of their respective holders.

        You should rely only on the information contained in this prospectus and the accompanying prospectus supplement or incorporated by reference in these documents. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus and the accompanying prospectus supplement are an offer to sell only the securities offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front of those documents.

About Brookline Bancorp, Inc.

        Brookline Bancorp, Inc., a Delaware corporation, operates as a multi-bank holding company for Brookline Bank and its subsidiaries, Bank Rhode Island and its subsidiaries, First Ipswich Bank and its subsidiaries, and Brookline Securities Corp.

        Brookline Bank operates 23 full-service banking offices in Brookline, Massachusetts and the greater Boston metropolitan area. Brookline Bank was established as a savings bank in 1871 under the name Brookline Savings Bank. First Ipswich Bank operates 6 full-service banking offices on the North Shore of eastern Massachusetts and in the Boston metropolitan area. Bank Rhode Island operates 18 full-service banking offices in Providence County, Kent County and Washington County, Rhode Island.

        As a commercially focused financial institution with 47 full-service banking offices throughout Greater Boston, the North Shore of Massachusetts, and Rhode Island, we, through the Banks, offer a wide range of commercial, business and retail banking services, including a full complement of cash management products, on-line banking services, consumer and residential loans and investment services designed to meet the financial needs of small- to mid-sized businesses and individuals throughout central New England. Specialty lending activities include indirect automobile loans as well as equipment financing in the New York/New Jersey metropolitan area and elsewhere.

        We focus our business efforts on growing our commercial lending businesses, both organically and through acquisitions. Our customer focus, multi-bank structure, and risk management are integral to our organic growth strategy and serve to differentiate us from our competitors. As full-service financial institutions, the Banks and their subsidiaries focus on the continued addition of well-qualified customers, the deepening of long-term banking relationships through a full complement of products and excellent customer service, and strong risk management. Our multi-bank structure retains the local-bank orientation while relieving local bank management of the responsibility for most back-office functions, which are consolidated at the holding company level. Branding and pricing remain largely local in order to better meet the needs of bank customers and further motivate the Banks' commercial, business and retail bankers.

        Our address is 131 Clarendon Street, Boston, Massachusetts 02117-9179, and the telephone number is (617) 425-4600. You can find additional information regarding Brookline Bancorp in its filings with the SEC referenced in the section of this document titled "Where You Can Find More Information."

Ratios of Earnings to Fixed Charges and Preferred Dividends/Distributions

        The following table sets forth our consolidated ratios of earnings to fixed charges and ratios of earnings to fixed charges and preferred dividends for the periods shown.

	Three Months Ended March 31, 2014
		Year Ended December 31,
		2013	2012	2011	2010	2009
Ratios of earnings to fixed charges
Including interest on deposits	3.21	2.76	2.59	2.54	2.31	1.60
Excluding interest on deposits	7.61	6.92	6.23	7.04	5.95	3.75
Ratios of earnings to fixed charges and preferred dividends
Including interest on deposits	3.21	2.76	2.59	2.54	2.31	1.60
Excluding interest on deposits	7.61	6.92	6.23	7.04	5.95	3.75

        For the purpose of computing the ratios of earnings to fixed charges, earnings represent income before income taxes and change in accounting principle, plus fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense. These ratios are presented both including and excluding interest on deposits.

 RISK FACTORS

        You should carefully consider the risks described in the documents incorporated by reference in this prospectus before making an investment decision. These risks are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including (i) our Annual Reports on Form 10-K, (ii) our Quarterly Reports on Form 10-Q and (iii) documents we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus.

 USE OF PROCEEDS

        Unless we otherwise specify in a supplement to this prospectus, we intend to use the net proceeds from our sale of the securities covered by this prospectus for general corporate purposes, which may include refinancing, reducing or repaying debt; investments in the Banks and our other subsidiaries as regulatory capital; financing possible investments or acquisition; expansion of the business; and investments at the holding company level.

        The prospectus supplement with respect to an offering of offered securities may identify different or additional uses for the proceeds of that offering.

        Except as otherwise stated in an applicable prospectus supplement, pending the application of the net proceeds, we expect to invest the proceeds in short-term obligations.

THE SECURITIES WE MAY OFFER

        This prospectus contains a summary of the common stock, the preferred stock, the senior debt securities, the subordinated debt securities, the depositary shares, the warrants, the stock purchase contracts, and the units that we may offer. The particular material terms of the securities offered by a prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the offered securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents whose terms are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which are or will be filed with the SEC and will be available as described under the heading "Where You Can Find More Information" below.

DESCRIPTION OF DEBT SECURITIES

        This prospectus describes the general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

        We may offer senior debt securities or subordinated debt securities. The senior debt securities will be issued under an indenture, as amended or supplemented from time to time, dated as of a date prior to such issuance, between us and a trustee. We will refer to any such indenture throughout this prospectus as the "senior indenture." Any subordinated debt securities will be issued under a separate indenture, as amended or supplemented from time to time, dated as of a date prior to such issuance, between us and a trustee. We will refer to any such indenture throughout this prospectus as the "subordinated indenture" and to a trustee under any senior or subordinated indenture as the "trustee." The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the "indentures." The indentures will be subject to and governed by the Trust Indenture Act of 1939. We included copies of forms of the indentures as exhibits to our registration statement, of which this prospectus is a part. The following summarizes the material provisions of the indentures, but may not contain all of the information that is important to you. If you would like additional information, or if you do not fully understand a term or the way we use it in this prospectus, you should read the forms of indentures and the forms of debt securities. Except as otherwise indicated, the terms of the forms of indentures are identical. As used under this caption, the term "debt securities"

includes the debt securities being offered by this prospectus and all other debt securities we issue under the indentures.

        Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities offered in this prospectus, to participate in the assets of any subsidiary during its liquidation or reorganization, will be subject to the prior claims of the subsidiary's creditors, unless we are ourselves a creditor with recognized claims against the subsidiary. Any capital loans that we make to any of our bank subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of the subsidiary. Claims from creditors (other than us), on the subsidiaries, may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings.

General

        The indentures:

  •
  do not limit the amount of debt securities that we may issue;

  •
  allow us to issue debt securities in one or more series;

  •
  do not require us to issue all of the debt securities of a series at the same time;

  •
  allow us to reopen a series to issue additional debt securities without the consent of the debt securityholders of such series; and

  •
  provide that the debt securities may be secured or unsecured.

        Unless we give you different information in the prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under "—Subordination" and in the applicable prospectus supplement.

        Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustees with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

        The prospectus supplement for each offering will provide the following terms, where applicable:

  •
  the title of the debt securities and whether they are senior or subordinated;

  •
  the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

  •
  the price at which the debt securities will be issued, expressed as a percentage of the principal;

  •
  the portion of the principal payable upon declaration of acceleration of the maturity, if other than the principal amount;

  •
  the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

  •
  the fixed or variable interest rate or rates at which the debt securities will bear interest, if any, or the method by which the interest rate or rates is determined;

  •
  the date or dates, or the method for determining the date or dates, from which interest will accrue;

  •
  the dates on which interest will be payable;

  •
  the record dates for interest payment dates, or the method by which we will determine those dates;

  •
  the persons to whom interest will be payable;

  •
  the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

  •
  any make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or the method for determining the make-whole amount;

  •
  the place or places where the principal of, and any premium (or make-whole amount) and interest on, the debt securities will be payable;

  •
  where the debt securities may be surrendered for registration of transfer or exchange;

  •
  where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

  •
  the times, prices and other terms and conditions upon which we may redeem the debt securities;

  •
  any obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which we must redeem, repay or purchase the debt securities as a result of such an obligation;

  •
  the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in United States dollars;

  •
  if other than denominations of $1,000 or an even multiple of $1,000, the denominations in which the debt securities will be issued;

  •
  whether the principal of, and any premium (or make-whole amount) or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

  •
  whether the amount of payments of principal of, and any premium (or make-whole amount) or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

  •
  if less than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon a declaration of the acceleration of the maturity of such debt securities;

  •
  whether the debt securities will be in registered form, bearer form or both and (1) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (2) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

  •
  any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa if permitted by applicable laws and regulations;

  •
  whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may or shall be required to exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

  •
  the identity of the depositary for securities in registered form, if such series are to be issuable as a global security;

  •
  the date as of which any debt securities in bearer form or in temporary global form shall be dated if other than the original issuance date of the first security of the series to be issued;

  •
  the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

  •
  whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such a payment;

  •
  the circumstances, if any, in the applicable prospectus supplement, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form;

  •
  any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

  •
  the name of the applicable trustee and the nature of any material relationship with us or any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

  •
  any deletions from, modifications of, or additions to our events of default or covenants and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable; and

  •
  any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

        We may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We will refer to any such debt securities throughout this prospectus as "original issue discount securities." The applicable prospectus supplement will describe the federal income tax consequences and other relevant considerations applicable to original issue discount securities.

        Except as described under "—Merger, Consolidation or Sale of Assets" or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (1) would limit our ability to incur indebtedness or (2) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us or any of our affiliates or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

        Neither governing law, nor our governing instruments, define the term "substantially all" as it relates to the sale of assets. Consequently, to determine whether a sale of "substantially all" of our assets has occurred, a holder of debt securities must review the financial and other information that we have disclosed to the public.

Payment

        Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium (or make-whole amount) and interest on, any series of the debt securities will be payable at the corporate trust office of the trustee. We will provide you with the address of the trustee in the applicable prospectus supplement. We may also pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

        All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium (or make-whole amount) or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period we hold the funds.

Registration and Transfer

        Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depository company rather than by physical delivery of a note, a holder of debt securities of any series may:

  •
  exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

  •
  surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

        Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but either the trustee or we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us for any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents for any series of debt securities.

        Neither we nor any trustee shall be required to:

  •
  issue, register the transfer of, or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

  •
  register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or

  •
  issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

        The indentures provide that we may, without the consent of the holders of any outstanding debt securities, (1) consolidate with, (2) sell, lease or convey all or substantially all of our assets to, or (3) merge with or into, any other entity provided that:

  •
  either we are the continuing entity, or the successor entity, if other than us, assumes the obligations (A) to pay the principal of, and any premium (or make-whole amount) and interest on, all of the debt securities and (B) to duly perform and observe all of the covenants and conditions contained in each indenture;

  •
  after giving effect to the transaction, there is no event of default under the indentures and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

  •
  an officers' certificate and legal opinion covering such conditions are delivered to each applicable trustee.

Covenants

        Below is a summary of certain covenants we are required to observe under the indentures.

        Payment of Principal, Premium and Interest.    The indentures require us, with respect to each series of debt securities, to duly and punctually pay the principal of (and premium or make-whole amounts, if any) and interest on the debt securities of that series in accordance with the terms of the debt securities and the applicable indenture.

        Existence.    Except as permitted under "—Merger, Consolidation or Sale of Assets," the indentures require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, the indentures do not require us to preserve any right or franchise if we determine that any right or franchise is no longer desirable in the conduct of our business.

        Payment of Taxes and Other Claims.    The indentures require us to pay, discharge or cause to be paid or discharged, before they become delinquent (1) all taxes, assessments and governmental charges levied or imposed on us, our subsidiaries or our subsidiaries' income, profits or property, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of our subsidiaries. However, we will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Provision of Financial Information.    The indentures require us to file with the trustee, within 15 days of each of the respective dates by which we file with the SEC, copies of the annual reports, quarterly reports, documents and other reports which the we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

        Additional Covenants.    The indentures include certain other covenants, including covenants requiring us to maintain our property in good condition and hold money for payment on the debt securities in trust for holders under certain circumstances. Additionally, the applicable prospectus supplement will set forth any other covenants applicable to us under any series of debt securities.

Events of Default, Notice and Waiver

        Unless the applicable prospectus supplement states otherwise, when we refer to "events of default" as defined in the indentures with respect to any series of debt securities, we mean:

  •
  default in the payment of any installment of interest on any debt security of such series continuing for 30 days;

  •
  default in the payment of principal of (or any premium or make-whole amount, if any, on) any debt security of such series at its maturity;

  •
  default in deposit of any sinking fund payment as required for any debt security of such series;

  •
  default in the performance or breach of any of our covenants or warranties contained in the applicable indenture continuing for 60 days after written notice to us as provided in the applicable indenture;

  •
  a default under any indenture or instrument under which there may be issued, secured or evidenced any existing or later created indebtedness for money we or any of our subsidiaries borrowed in an aggregate principal amount outstanding of at least $30,000,000, if the default results in the indebtedness becoming or being declared due and payable prior to the date it otherwise would have, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 30 days after notice to us specifying such default;

  •
  bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or our significant subsidiary; and

  •
  any other event of default provided with respect to a particular series of debt securities.

        When we use the term "significant subsidiary," we refer to the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated under the Securities Act.

        If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the outstanding debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable immediately. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the outstanding debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

  •
  we have paid or deposited with the applicable trustee all required payments of the principal, any premium (or make-whole amount), and interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

  •
  all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium (or make-whole amount), have been cured or waived.

        The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture may on behalf of all holders waive any past default with respect to such series and its consequences, except a default:

  •
  in the payment of the principal, any premium (or make-whole amount) or interest; or

  •
  in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of the outstanding debt security that is affected by the default; or

  •
  in respect of a covenant or provision for the benefit or protection of the trustee, without its express written consent.

        The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified responsible officers of such trustee consider such withholding to be in the interest of the holders of debt securities. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.

        The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium (or make-whole amount) and interest on, such debt securities at the respective due dates thereof.

        The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

  •
  is in conflict with any law or the applicable indenture;

  •
  may involve the trustee in personal liability; or

  •
  may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

        Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the Indentures

        We may modify and amend the indentures only with the consent of the affected holders of at least a majority in principal amount of all outstanding debt securities issued under the applicable indenture. However, no such modification or amendment may, without the consent of the holders of the debt securities affected by the modification or amendment:

  •
  change the stated maturity of the principal of, or any premium (or make-whole amount) on, or any installment of principal of or interest on, any such debt security;

  •
  reduce the principal amount of, the rate or amount of interest on or any premium (or make-whole amount) payable on redemption of any such debt security;

  •
  reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

  •
  change the place of payment or the coin or currency for payment of principal of, or any premium (or make-whole amount) or interest on, any such debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

  •
  reduce the percentage in principal amount of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; or

  •
  modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.

        We and the trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

  •
  to evidence the succession of another person to us as obligor under such indenture;

  •
  to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

  •
  to add events of default for the benefit of the holders of all or any series of debt securities;

  •
  to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

  •
  to secure the debt securities;

  •
  to establish the form or terms of debt securities of any series;

  •
  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

  •
  to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture;

  •
  to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series; and

  •
  to make provisions with respect to holders' rights of conversion with respect to any series of debt securities.

Voting

        The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities:

  •
  the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

  •
  the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt security, of the principal amount or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

  •
  the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided for such indexed security under such indenture; and

  •
  debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.

        The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

        Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, of the aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

        Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

        Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

  •
  there shall be no minimum quorum requirement for such meeting; and

  •
  the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Discharge, Defeasance and Covenant Defeasance

        Unless otherwise indicated in the applicable prospectus supplement, the indentures allow us to discharge our obligations to holders of any series of debt securities issued under any indenture when:

  •
  either (1) all securities of such series have already been delivered to the applicable trustee for cancellation; or (2) all securities of such series have not already been delivered to the applicable trustee for cancellation but (a) have become due and payable, (b) will become due and payable within one year, or (c) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium (or make-whole amount) and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

  •
  we have paid or caused to be paid all other sums payable; and

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  we have delivered to the trustee an officers' certificate and an opinion of counsel stating that the conditions to discharging the debt securities have been satisfied.

        Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium (or make-whole amount) and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, we may elect either:

  •
  to defease and be discharged from any and all obligations with respect to such debt securities; or

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  to be released from our obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, our obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

        Notwithstanding the above, we may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

        The indentures only permit us to establish the trust described in the paragraph above if, among other things, we have delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would be able to look only to such trust fund for payment of principal, any premium (or make-whole amount), and interest.

        When we use the term "government obligations," we mean securities that are:

  •
  direct obligations of the United States or the government that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

  •
  obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or other government that issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which are not callable or redeemable at the option of the issuer thereof and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depositary receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depositary receipt.

        Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (a) the holder of a debt security of such series is entitled to, and does, elect under the terms of the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (b) a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and premium (or make-whole amount) and interest on, such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

        When we use the term "conversion event," we mean no longer using:

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  a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

  •
  the European Currency Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

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  any currency unit or composite currency other than the European Currency Unit for the purposes for which it was established.

        Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium (or make-whole amount) and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

        In the event that (a) we effect covenant defeasance with respect to any debt securities and (b) such debt securities are declared due and payable because of the occurrence of any event of default, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payments of such amounts due at the time of acceleration.

        The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

        The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement. The terms will include our obligation, if any, to permit the conversion of the debt securities of such series into our common stock or preferred stock, as the case may be, and the terms and conditions upon which such conversion shall be effected (including, the initial conversion price or rate, the conversion period, any adjustment of the applicable conversion price, any applicable limitations on the ownership or transferability of common stock or preferred stock receivable on conversion, and any requirements relative to the reservation of such shares for purposes of conversion.

        Unless otherwise provided in the applicable prospectus supplement, the holder of debt securities convertible into our common stock will have the right, exercisable at any time during the time period specified in the prospectus supplement, unless previously redeemed, to convert convertible debt securities into shares of common stock as specified in the prospectus supplement, at the conversion rate per principal amount set forth in the prospectus supplement. In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the business day immediately preceding the redemption date, unless we default in making the payment due upon redemption, in which case such conversion right shall terminate on the date we cure such default.

        Unless otherwise provided in the applicable prospectus supplement, for each series of convertible debt securities, the conversion price will be subject to adjustments as a result of:

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  the payment or making of a dividend or distribution on our common stock exclusively in common stock or on any other class of capital stock, which dividend or distribution includes common stock of our company;

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  the issuance to all holders of common stock of rights or warrants entitling holders to subscribe for or purchase shares of common stock at a price per share less than the current market price per share;

  •
  subdivisions and combinations of common stock; and

  •
  the distribution to all holders of common stock of:

  •
  evidences of our indebtedness;

  •
  shares of our capital stock other than common stock or assets other than cash dividends paid from current or retained earnings; or

  •
  certain other subscription rights or warrants other than those referred to above.

        In any event, no adjustment of the conversion price will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price. We will not issue any fractional shares of common stock upon conversion, but instead, we will pay a cash adjustment.

Subordination

        Unless otherwise provided in the applicable prospectus supplement, subordinated securities will be subject to the following subordination provisions.

        Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt. However, our obligation to make payments of the principal of and interest on such subordinated securities otherwise will not be affected. No payment of principal or interest will be permitted to be made on subordinated securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated securities are paid in full, holders of subordinated securities will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated securities have been applied to the payment of senior debt. The subordinated indenture will not restrict the amount of senior debt or other indebtedness of us and our subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated securities may recover less, ratably, than our general creditors.

        The term "senior debt" will be defined in the applicable indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, other outstanding indebtedness, whether outstanding at the date of execution of the applicable indenture or subsequently incurred, created or assumed. The prospectus supplement may include a description of additional terms implementing the subordination feature.

        No restrictions will be included in any indenture relating to subordinated securities upon the creation of additional senior debt.

        If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

 DESCRIPTION OF COMMON STOCK

        The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. You can access complete information by referring to our certificate of incorporation and bylaws and the Delaware General Corporation Law. The certificate of incorporation and bylaws are incorporated by reference into this prospectus, and the following summary is qualified in its entirety by reference to such documents.

General

        Under our certificate of incorporation, we have authority, without further shareholder action, to provide for the issuance of up to 200,000,000 shares of common stock, par value $0.01 per share. We may amend our charter from time to time to increase the number of authorized shares of common stock. Any such amendment would require the approval of the majority of the votes entitled to be cast in respect of such capital stock.

        As of August 1, 2014, we had 70,015,431 shares of common stock issued and outstanding. Our common stock is listed on NASDAQ under the symbol "BRKL."

        We may issue common stock from time to time. Our Board of Directors must approve the amount of stock we sell and the price for which it is sold. Holders of our common stock do not have any preferential rights or preemptive rights to buy or subscribe for capital stock or other securities that we may issue. Our common stock does not have any redemption or sinking fund provisions or any conversion rights.

Dividends

        Subject to the preferential rights of any other class or series of stock, holders of shares of our common stock will be entitled to receive dividends, if and when they are authorized and declared by our Board of Directors, out of assets that we may legally use to pay dividends. Our ability to pay dividends on our common stock depends primarily upon the ability of our subsidiaries, including the Banks, to pay dividends or otherwise transfer funds to us, and is subject to policies established by the Board of Governors of the Federal Reserve System and Massachusetts banking law.

        In the event we are liquidated, dissolved or our affairs are wound up, and subject to the preferential rights of any other class or series of stock, holders of shares of our common stock are entitled to receive, in cash or in kind, in proportion to their holdings, the assets that we may legally use to pay distributions after we pay or make adequate provision for all of our debts and liabilities.

Voting Rights

        Holders of our common stock have exclusive voting rights in Brookline Bancorp, Inc. They elect our Board of Directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Subject to the provisions of our certificate of incorporation regarding excess stock, each holder of common stock is entitled to one vote per share. There is no cumulative voting in the election of directors.

        Under our certificate of incorporation, in no event shall any record owner of any outstanding Brookline Bancorp, Inc. common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then-outstanding shares of Brookline Bancorp, Inc. common stock, be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. The number of votes which may be cast by any record owner by virtue of the provisions in the certificate of incorporation in respect of Brookline Bancorp, Inc. common stock beneficially owned by such person owning shares in excess of the 10% limit shall be a number equal to the total number of votes which a single record owner of all Brookline Bancorp, Inc. common stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Brookline Bancorp, Inc. common stock beneficially owned by such person owning shares in excess of the 10% limit.

        All matters to be voted on by stockholders, other than a contested election of directors, must be approved by a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present, subject to any voting rights granted to holders of any then outstanding preferred stock. In contested elections of directors, which generally will include any situation in which Brookline Bancorp, Inc. receives a notice that a stockholder has nominated a person for election to the Board of Directors at a meeting of the stockholders of Brookline Bancorp, Inc. that is not withdrawn on or before the tenth day before Brookline Bancorp, Inc. first mails its notice for such meeting to its stockholders, a plurality voting standard will apply.

Transfer Agent

        The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York.

Preferred Stock

        Under our certificate of incorporation, we have authority to issue up to 50,000,000 shares of preferred stock, par value $0.01 per share.

        We may issue preferred stock from time to time, in one or more series, as authorized by our Board of Directors. Prior to issuance of shares of each series, the Board of Directors of Brookline Bancorp, Inc. is required by the Delaware General Corporation Law and the certificate of incorporation to fix for each series, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Delaware law. The Board of Directors of Brookline Bancorp, Inc. could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Brookline Bancorp, Inc. common stock might believe to be in their best interests or in which holders of some, or a majority, of Brookline Bancorp, Inc. common stock might receive a premium for their shares over the then market price of Brookline Bancorp, Inc. common stock.

DESCRIPTION OF PREFERRED STOCK

        This section describes the general terms and provisions of shares of Brookline Bancorp, Inc.'s preferred stock that we may offer by this prospectus. Brookline Bancorp, Inc. may issue preferred stock in one or more series; each series of preferred stock will have its own rights and preferences. We will describe in a prospectus supplement (1) the specific terms of the series of any preferred stock offered through that prospectus supplement and (2) any general terms outlined in this section that will not apply to those shares of preferred stock. This summary of terms is not complete. For additional information before you buy any preferred stock you should read the certificate of incorporation and bylaws of Brookline Bancorp, Inc. that are in effect on the date that we offer any preferred stock, as well as any applicable amendment to our certificate of incorporation designating the terms of a series of preferred stock.

General

        Under our certificate of incorporation, we have authority to issue up to 50,000,000 shares of preferred stock, par value $0.01 per share. Prior to issuing shares of preferred stock of a particular series, our Board of Directors will determine or fix the terms of that series of preferred stock, as described below.

        When we issue shares of preferred stock, they will be fully paid and nonassessable. This means the full purchase price for the outstanding preferred stock will be paid at issuance and that the purchasers of shares of preferred stock will not be required later to pay us any additional consideration for those shares. The preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future. This means that the purchasers of shares of preferred stock will not receive any rights, as a holder of preferred stock, to buy any portion of the securities which we may issue in the future. Because our Board of Directors has the power to establish the preferences and rights of each class or series of preferred stock, our Board of Directors may grant the holders of any series or class of preferred stock preferences, powers, and rights, voting or otherwise, senior to the rights of holders of shares of common stock. The issuance or possibility of issuance of preferred stock could have the effect of delaying or preventing a change in control of our company.

Terms

        You should refer to the prospectus supplement relating to the offering of a class or series of preferred stock or the certificate of designations designating the class or series of preferred stock for the specific terms of that class or series, including:

  •
  the distinctive class or serial designation and the number of shares constituting such class or series;

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  the dividend rates or the amount of dividends to be paid on the shares of such class or series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

  •
  the voting powers, full or limited, if any, of the shares of such class or series;

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  whether the shares of such class or series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

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  the amount or amounts payable upon the shares of such class or series and any preferences applicable thereto in the event of our voluntary or involuntary liquidation, dissolution or winding up;

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  whether the shares of such class or series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

  •
  whether the shares of such class or series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of our stock and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

  •
  the price or other consideration for which the shares of such class or series shall be issued;

  •
  whether the shares of such class or series which are redeemed or converted shall have the status of authorized but unissued shares of undesignated preferred stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

  •
  such other powers, preferences, rights, qualifications, limitations and restrictions thereof as our Board of Directors may deem advisable.

Transfer Agent

        The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

        This section describes the general terms and provisions of the depositary shares offered by this prospectus. The applicable prospectus supplement will describe the specific terms of any issuance of depositary shares. You should read the particular terms of any depositary shares we offer in any prospectus supplement, together with the more detailed form of deposit agreement, including the form of depositary receipt relating to the depositary shares, which will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. The prospectus supplement also will state whether any of the terms summarized below do not apply to the depositary shares being offered.

General

        We may offer fractional, rather than full shares of preferred stock. If we exercise this option, we will provide for the issuance by a depositary to the public of depositary receipts evidencing depositary shares, each of which will represent a fractional interest (to be stated in the applicable prospectus supplement relating to a particular series of the preferred stock) in a share of a particular series of the preferred stock.

        We will deposit the shares of any series of the preferred stock underlying the depositary shares under a separate deposit agreement between us and a bank or trust company selected by us, known as a depositary, having its principal office in the United States. The applicable prospectus supplement will provide the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. These rights include any dividend, voting, redemption, conversion and liquidation rights.

        While the final depositary receipts are being prepared, we may order the depositary, in writing, to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. This will entitle the holders to all the rights relating to the final depositary receipts. Final depositary receipts will be prepared without unreasonable delay, and the holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

Withdrawal of Preferred Stock

        If you surrender depositary receipts at the principal corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), you are entitled to receive at that office, should you so request, the number of shares of preferred stock and any money or other property represented by the depositary shares. We will not issue partial shares of preferred stock. If you deliver a number of depositary receipts evidencing a number of depositary shares that represent more than a whole number of depositary shares of preferred stock to be withdrawn, the depositary will issue you a new depositary receipt evidencing the excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of preferred stock will no longer be entitled to deposit these shares under the deposit agreement or to receive depositary shares in exchange for those withdrawn shares of preferred stock. We cannot assure you that a market will exist for the withdrawn preferred stock.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received for the preferred stock (less any taxes required to be withheld) to the record holders of depositary shares representing the preferred stock in proportion to the number of depositary shares that the holders own on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum that the depositary receives for distribution to record holders of depositary shares.

        If there is a distribution other than in cash, the depositary will distribute property to the record holders of depositary shares that are entitled to it, unless the depositary determines that it is not feasible to make this distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

        The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to holders of depositary shares.

Conversion and Exchange

        Unless the applicable prospectus supplement indicates otherwise, the series of preferred stock underlying the depositary shares will not be convertible or exchangeable into any other class or series of our capital stock.

Redemption

        If a series of preferred stock underlying the depositary shares is subject to redemption, we will redeem the depositary shares from the redemption proceeds received by the depositary, in whole or in part, on the series of preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. When we redeem preferred stock held by the depositary, the depositary will redeem as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the redemption will be made in a manner that our Board of Directors decides is equitable.

        From and after the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders of depositary shares will cease, except the right to receive money or property that the holders of the depositary shares were entitled to receive on redemption. The payments will be made when holders surrender their depositary receipts to the depositary.

Voting

        Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary on how the preferred stock underlying the holder's depositary shares should be voted. The depositary will try, if practicable, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received, and we will take all action that the depositary may consider necessary to enable the depositary to do so. The depositary will not vote any preferred stock if it does not receive specific instructions from the holders of depositary shares relating to the preferred stock.

Amendment and Termination of the Deposit Agreement

        Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by an agreement between us and the depositary. A deposit agreement may be terminated by either the depositary or us only if:

  •
  all outstanding depositary shares relating to the deposit agreement have been redeemed; or

  •
  there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of the related depositary receipts evidencing the depositary shares.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary associated with the initial deposit and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges, and any other charges that are stated to be their responsibility in the deposit agreement.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering notice to us. We also may remove the depositary at any time. Resignations or removals will be effective when a successor depositary is appointed, and when the successor accepts the appointment. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal. A successor depositary must be a bank or trust company having its principal office in the United States, and having a combined capital and surplus of at least $50 million.

Miscellaneous

        The depositary will forward to the holders of depositary shares all reports and communications that it receives from us, and that we are required to furnish to the holders of the preferred stock.

        Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith of the duties described in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to the depositary and us. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of common stock, preferred stock and debt securities. Warrants may be issued separately or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

Copies of the forms of warrant agreements, including the forms of warrant certificates representing the warrants, will be filed as exhibits to a document incorporated by reference in the registration statement of which this prospectus forms a part.

        This section describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe the specific terms of any issuance of warrants. You should read the particular terms of any warrants we offer in any prospectus supplement, together with the more detailed form of warrant agreement and the form of warrant certificate. The prospectus supplement also will state whether any of the terms summarized below do not apply to the warrants being offered.

General

        The applicable prospectus supplement will describe the terms of the warrants and applicable warrant agreement, including the following, where applicable:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of warrants offered and the aggregate number of warrants outstanding as of the most practicable date;

  •
  the designation and terms of the debt securities, common stock or preferred stock, if any, purchasable upon exercise of the warrants;

  •
  the designation and terms of the debt securities, common stock or preferred stock, if any, with which the warrants are issued and the number of warrants issued with each of these securities;

  •
  the date after which the warrants and any debt securities, common stock or preferred stock, if any, issued with the warrants will be separately transferable;

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  the principal amount of debt securities purchasable upon exercise of a warrant and the purchase price;

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  the dates on which the right to exercise the warrants begins and expires;

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  the minimum or maximum amount of the warrants that may be exercised at any one time;

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  whether the warrants represented by warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

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  information with respect to any book-entry procedures;

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  the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

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  a discussion of certain United States federal income tax considerations;

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  any anti-dilution provisions of the warrants;

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  any redemption or call provisions applicable to the warrants;

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  whether the warrants are to be sold separately or with other securities as parts of units; and

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  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

 DESCRIPTION OF STOCK PURCHASE CONTRACTS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock or depositary shares. The consideration per share of common stock or preferred stock or per depositary share may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by us or on our behalf of shares of the underlying security, or they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common stock, or other securities or property, securing the holders' obligations to purchase or sell, as the case may be, the common stock, preferred stock, depositary shares or other security or property under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the stock purchase contracts.

        The securities related to the stock purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase the underlying security or property under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement.

DESCRIPTION OF UNITS

        We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

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  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

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  a description of the terms of any unit agreement governing the units;

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  a description of the provisions for the payment, settlement, transfer or exchange of the units; and

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  whether the units will be issued in fully registered or global form.

        The descriptions of the units and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable agreements because they, and not the summaries, define your rights as holders of the units. We will make copies of the relevant agreements available as described under the heading "Where You Can Find More Information" below.

PLAN OF DISTRIBUTION

        We may sell the securities in any one or more of the following ways:

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  directly to investors, including through a specific bidding, auction or other process;

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  to investors through agents;

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  directly to agents;

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  to or through brokers or dealers;

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  to the public through underwriting syndicates led by one or more managing underwriters;

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  to one or more underwriters acting alone for resale to investors or to the public; and

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  through a combination of any such methods of sale.

        Our common stock or preferred stock may be issued upon conversion of debt securities or our preferred stock or in exchange for our debt securities. Securities may also be issued upon exercise of warrants. We reserve the right to sell securities directly to investors on their own behalf in those jurisdictions where they are authorized to do so.

        If we sell securities to a dealer acting as principal, the dealer may resell such securities at varying prices to be determined by such dealer in its discretion at the time of resale without consulting with us and such resale prices may not be disclosed in the applicable prospectus supplement.

        Any underwritten offering may be on a best efforts or a firm commitment basis. We may also offer securities through subscription rights distributed to our shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

        Sales of the securities may be effected from time to time in one or more transactions, including negotiated transactions:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

        Any of the prices may represent a discount from the then prevailing market prices.

        In the sale of the securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions and may also receive compensation from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Discounts, concessions and commissions may be changed from time to time. Dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts, concessions or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting compensation under applicable federal and state securities laws.

        The applicable prospectus supplement will, where applicable:

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  identify any such underwriter, dealer or agent;

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  describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate by all underwriters and agents;

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  describe any discounts, concessions or commissions allowed by underwriters to participating dealers;

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  identify the amounts underwritten; and

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  identify the nature of the underwriter's or underwriters' obligation to take the securities.

        Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on NASDAQ. Any common stock sold pursuant to a prospectus supplement will be listed on NASDAQ, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock, on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If disclosed in the applicable prospectus supplement, in connection with those derivative transactions third parties may sell securities covered by this prospectus and such prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or from others to settle those short sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. If the third party is or may be deemed to be an underwriter under the Securities Act, it will be identified in the applicable prospectus supplements.

        Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

        Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

        The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

        In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

        We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

        Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against or contribution towards certain civil liabilities, including liabilities under the applicable securities laws.

        Underwriters, dealers and agents may engage in transactions with us, perform services for us or be our tenants in the ordinary course of business.

        If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total amount of the securities less the amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

        To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS

        The validity of the securities we are offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

        The consolidated financial statements of Brookline Bancorp, Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. Our SEC file number is 0-23695. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, (1) on or after the date of filing of the registration containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or this registration statement has been withdrawn shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents:

  •
  Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 3, 2014;

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  Quarterly Report on Form 10-Q for the period ended March 31, 2014, filed on May 9, 2014;

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  Current Reports on Form 8-K, filed on March 19, 2014; May 7, 2014; and May 9, 2014;

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  Portions of our Proxy Statement filed on April 7, 2014 that have been incorporated by reference into our Annual Report on Form 10-K; and

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  The description of our common stock contained in our registration statement on Form 8-A, filed on July 3, 2002, including any amendment or report filed for the purpose of updating such description.

        You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following: Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02117-9179, Attention: Corporate Secretary. Our telephone number is (617) 425-4600.

        This prospectus is part of a registration statement we filed with the SEC. We have incorporated into this registration statement exhibits. You should read the exhibits carefully for provisions that may be important to you.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

        Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later that is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information relating to us contained in this prospectus should be read together with the information contained in any prospectus supplement and in the documents incorporated in this prospectus and any prospectus supplement by reference.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement under the Securities Act that registers the offer and sale of the securities offered by this prospectus. This prospectus is part of the registration statement, but the registration statement, including the accompanying exhibits included or incorporated by reference therein, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov and on our website at www.brooklinebank.com. We have included the SEC's web address and our web address as inactive textual references only. Except as specifically incorporated by reference in this prospectus, information on those websites is not part of this prospectus.

        We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See "Description of Common Stock." We will furnish a full statement of the relative rights and preferences of each class or series of our stock that has been so designated and any restrictions on the ownership or transfer of our stock to any shareholder upon request and without charge. Written requests for such copies should be directed to: Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02117-9179, Attention: Corporate Secretary.

5,175,000 Shares

Common Stock

Prospectus Supplement

Sole Book-Running Manager

Piper Jaffray

Co-Manager

Sandler O'Neill + Partners, L.P.

April 27, 2017